Exhibit 10.1
DRILLSHIP MASTER AGREEMENT
THIS DRILLSHIP MASTER AGREEMENT (this “Agreement”) is entered into this 22nd day of November 2010.
BETWEEN
(1)	DRYSHIPS INC., a corporation incorporated and existing under the laws of the Marshall Islands and maintaining an office at 80 Kifissias Avenue, 151 25 Amaroussion, Greece (hereinafter referred to as “Dryships”); and

(2)	SAMSUNG HEAVY INDUSTRIES CO., LTD, a corporation incorporated and existing under the laws of the Republic of Korea and having its registered office at 34th Floor, Samsung Life Insurance Seocho Tower 1321-15, Seocho-Dong, Seocho-Gu, Seoul, Korea 137-857 (hereinafter referred to as “Samsung”);
(collectively referred to as “Parties”, and individually as “Party”)
WHEREAS:
Samsung have agreed to grant Dryships the contractual right to enter into up to four contracts (together the “Contracts”, and each a “Contract”) whereby Samsung shall construct and Dryships (or its nominated subsidiaries, whose performance shall be guaranteed by Dryships) shall purchase up to four drillships (together the “Drillships”, each a “Drillship”) on the same contract terms, conditions and specification as for hull no. 1865 (“HN1865”) which is being constructed by Samsung and purchased by Drillship Kithira Owners Inc. pursuant to a contract dated 24 January 2008 (as supplemented, amended, changed or modified as agreed from time to time, including the drilling package Supply Contract Agreement dated 24 January 2008, Addendum no. 1 dated 21 March 2008, Supplemental Agreement dated 31 August 2009, Addendum No 2 dated 25 May 2010, and Addendum No 3 dated 9 November 2010) (the “HN1865 Contract”).
NOW THEREFORE, in consideration of the recitals, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.	Effective Date

This Agreement shall become effective upon the date of this Agreement as recorded above (the “Effective Date”).

The Contract(s) for each Drillship shall become effective upon the date that each Contract is signed, or otherwise in accordance with the terms of each Contract.

2.	The Construction of the Drillships

Samsung shall, on a turn key basis in accordance with and subject to the terms and conditions of the Contract to be made based on HN1865 Contract with logical amendments and Specifications, design, construct, launch, equip, test, commission, complete and deliver, and Dryships shall arrange for a respective number of its subsidiary companies to purchase, the Drillships, each to be constructed on the same contract terms, conditions and specification as for HN1865 and the HN1865 Contract, and the provisions of the HN1865 Contract shall apply mutatis mutandis (with logical amendments thereto to incorporate the terms of this Agreement and including all extras/change orders up to 10 October 2010) to each of the Contracts.

3.	Contract Price

3.1	The price payable by Dryships to Samsung for each Drillship (the “Contract Price”) shall be US$570,000,000 (Five hundred and seventy million U.S. Dollars). The Contract Price includes the approved Change Orders of HN1865 up to 10 October 2010.

3.2	For the period from the Effective Date until 15 January 2011, Samsung shall negotiate in good faith with Dryships the additional cost and other terms (including any adjustment to be made the Contract Price) for upgrading the Hull and Topside (Drilling Package) so that the Drillship(s) are capable of drilling in a water depth up to 12,000 feet.

3.3	Until the date(s) upon which Dryships exercise their contractual right in accordance with Clause 4 hereof, every three months, starting with the date falling three months after the Effective Date, the Parties shall review the Vessel Element of the Contract Price and shall mutually agree an increase or decrease of the Contract Price to reflect (i) movement of the applicable exchange rate, and (ii) changes in steel price and major hull equipment, since the Effective Date. For the purposes of such review Samsung shall provide all information and supporting documentation reasonably requested by Dryships to the extent such information and documentation requested by Dryships are available.

3.4	Until the date(s) upon which Dryships exercise their contractual right in accordance with Clause 4 hereof, every one month, starting with the date falling one month after the Effective Date, the Parties shall review the price of the Drilling Equipment Package of the Contract Price (as defined in the HN1865 Contract and which is, as at the date of this Agreement, US$232,000,000) and shall mutually agree an increase or decrease of the Contract Price to reflect any changes in the cost of the Drilling Equipment Package since the Effective Date. For the purposes of such review Samsung shall provide all information and supporting documentation reasonably requested by Dryships, including the quotes provided to Samsung by National Oilwell Varco (NOV).

4.	The Purchase Right(s)

Samsung hereby grants Dryships a contractual right until 22 November 2011 to purchase the Drillship(s) for the Contract Price (as provided for in Clause 3 above) and for delivery on the Delivery Date(s) set out in Clause 5 below, subject to the other terms and conditions herein.

Dryships may exercise its right to purchase each Drillship by giving notice in writing to Samsung.

Dryships shall not be obliged to proceed to purchase all four Drillships and may purchase one, two, three or four Drillship(s) in accordance with their requirements. Dryships shall not be required to exercise its contractual right at the same time, but shall in any event be required to exercise such right on or before 22 November 2011.

Such written notice shall be irrevocable and shall oblige Samsung as sellers and Dryships through its nominated subsidiary company (whose performance shall be guaranteed by Dryships) as buyers to enter into a Contract on the same terms as the HN1865 Contract mutatis mutandis, with logical amendments thereto to incorporate the terms of this Agreement.

5.	Delivery Date(s)

The delivery date(s) of each Drillship are set out in the table below and shall depend upon the date upon which Dryships shall have exercised its right to proceed with each Contract:

Option Exercise Date	Prior to 22 Feb 2011	Prior to 22 May 2011	Prior to 22 Aug 2011	Prior to 22 Nov 2011
Vessel	Delivery Date	Delivery Date	Delivery Date	Delivery Date
1st Drillship	Oct.31 2013	Dec.31 2013	Mar.31 2014	Jun.30 2014
2nd Drillship	Dec.31 2013	Mar.31 2014	Jun.30 2014	TBA
3rd Drillship	Mar.31 2014	Jun.30 2014	TBA	TBA
4th Drillship	Jun.30 2014	TBA	TBA	TBA
Where the delivery date(s) are not recorded in the above table, such delivery dates shall be determined by Samsung at its reasonable discretion declaring the earliest available date(s) based on their production schedule, always acting in good faith when doing so.

6.	Payment of the Contract Price

Subject to Clause 3 above, Dryships shall pay the Contract Price of US$570,000,000 (Five hundred and seventy million U.S. Dollars) or any other amount to be adjusted in accordance with Clause 3 as follows:
6.1	Dryships shall pay to Samsung the sum of US$24,756,000 (Twenty four million seven hundred and fifty six thousand U.S. Dollars) as a non-refundable pre payment in respect of each Drillship on or before 22 November 2010;

6.2	Dryships shall pay the sum of US$174,744,000 (One hundred and seventy four million seven hundred and forty four thousand U.S. Dollars) in respect of each Drillship upon the signing of each Contract and provision of original of a Refundment Guarantee from a first class reputable Korean Bank for the above amount;

6.3	Dryships shall pay the sum of US$370,500,000 (Three hundred and seventy million five hundred thousand U.S. Dollars), together with any adjustment(s) to the Contract Price in accordance with Clause 3 hereof, in respect of each Drillship upon the delivery of each Vessel.
7.	Notices

Every notice given under this Agreement shall be in writing and shall be deemed given when delivered personally, by registered or certified mail or by telefax or e-mail to the address of the Party receiving such notice stated below. Any notice sent by telefax shall be confirmed by prepaid first class letter posted as soon as practicable thereafter but the failure of the addressee to receive such letter shall not prejudice the validity or effect of such telefax notice.

Except as otherwise provided hereunder the addresses of the Parties for the purposes of notices under this Agreement shall be:

Dryships Inc c/o Deverakis Law Offices 80 Kifissias Avenue, 151 25 Amaroussion, Greece

Fax no.: (+30)210 6140267 E-mail: lawsgr@hol.gr Att: Mr. Stelios Deverakis

Samsung Heavy Industries Co. Ltd 32th Floor, Samsung Life Insurance Seocho Tower 1321-15, Seocho-Dong, Seocho-Gu, Seoul, Korea, 137-857

Fax no: (+82) 2 3458 7369 E-mail: danielcd.cho@samsung.com Att: Mr. Daniel Cho

8.	Confidentiality

The Parties hereto undertake to keep the existence of this Agreement and the terms hereof strictly confidential, and shall not disclose same to any third parties without express prior written consent from the other party unless disclosing party demonstrates that such disclosure is required to comply with the applicable laws and regulations.

9.	Governing Law and Jurisdiction

The Parties hereto agree that the validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of England. Any dispute or difference of any kind whatsoever between the Buyers and the Builder relating to this Agreement or their obligations hereunder shall be referred to and finally resolved by arbitration in London on the same terms as the arbitration clause in HN1865 Contract.

10.	Successors and Assigns

This Agreement shall enure to the benefit of, and be binding upon, the Parties hereto and their respective heirs, executors, administrators, successors and assigns. This Agreement shall be read and construed with all changes of gender and/or number as maybe required by the context.

11.	Entire Agreement

This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes and merges any and all prior negotiations, representations, undertaking and agreements on any subject matter of this Agreement. There are no agreements, discussions, warranties and representations, expressed or implied, between the Parties except those expressly stated in this Agreement.

12.	Contracts (Rights of Third Parties) Act 1999

Nothing in this Agreement shall be construed as conferring a right to a third party to enforce any provision of this Agreement whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

13.	Signatories

The Parties warrant and confirm for their respective parts that the below mentioned signatories are duly authorised to sign this Agreement on their behalf.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

For and on behalf of			For and on behalf of the Builder
DRYSHIPS INC			SAMSUNG HEAVY INDUSTRIES CO., LTD.

By:	/s/ Pankaj Khanna		By:	/s/ H. Y. Lee
	Pankaj Khanna			H. Y. Lee
	Title:	COO		Title:	Attorney-In-Fact